EXHIBIT 10.3

August 9, 2004

EMPLOYMENT AGREEMENT (“Agreement”) made effective as of August 9, 2004, between Datameg Corp., a New York corporation (the “Company”), and Mark McGrath (“Consultant”).

WHEREAS, Consultant possesses knowledge and skills that can be beneficial to Company; and

WHEREAS, the President of the Company (the “President”) recognizes that the Consultant’s contribution to the growth and success of the Company can be substantial

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment. The Company shall employ Consultant and Consultant shall serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof.  Thereafter, the term of this Agreement may be extended and renewed on an annual basis for additional periods of one-year each upon written agreement of the parties made at least 30 days prior to the expiration of the initial term or the then current renewal term, as the case may be. The term of this Agreement, as it may from time to time be extended in accordance with this Paragraph, may be referred to herein as the “Period of Employment.”

2. Position and Duties. Consultant shall perform the functions and duties as shall be reasonably prescribed from time to time by the President provided that such functions and duties are consistent with and attendant to Consultant’s position or other positions that he may hold from time to time. Consultant shall devote all of his working time and efforts to the business and affairs of the Company and the promotion of its interests and perform all duties and services on behalf of the Company necessary to carry out such functions.

3. Compensation and Related Matters.

(a) Base Salary. Consultant shall receive a weekly salary at the rate of $2403.85, the weekly equivalent of $125,000.00 per annum.

(b) Expenses. Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during any Period of Employment (in accordance with the policies and procedures then in effect and established by the Company for its senior consultant officers) in performing services hereunder, provided that Consultant properly accounts therefore in accordance with Company policy.

(c) Other Benefits.  Consultant acknowledges that Company currently does not have a benefit plan other than such benefits expressly contained in this Agreement.  At such time as Company may make such benefits available, Company agrees to extend to

Consultant those Benefits generally made available to employees at a similar level and cost as made available to employees generally.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year written above.

Datameg Corp..

By:
Mark P. McGrath, Consultant	Andrew Benson, President